Exhibit 7(c)

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT

Assignment and Assumption Agreement (this “Agreement”), dated as of August 28, 2017, by and among General Communication, Inc., an Alaska corporation (which will be renamed GCI Liberty, Inc. in connection with the transactions contemplated by the Reorganization Agreement (as defined below)) (“Splitco”), Liberty Interactive Corporation, a Delaware corporation (“Liberty”), Liberty Interactive LLC, a Delaware limited liability company and wholly-owned subsidiary of Liberty (“LI LLC”), Ventures Holdco, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of Liberty (“Ventures Holdco”), and FTD Companies, Inc. (the “Company”), a Delaware corporation.

RECITALS

WHEREAS, Liberty and the Company are party to that certain Investor Rights Agreement, dated December 31, 2014 (the “Investor Rights Agreement”);

WHEREAS, Liberty, LI LLC and Splitco have entered into the Reorganization Agreement (as defined below);

WHEREAS, in connection with the transactions contemplated by the Reorganization Agreement, LI LLC may elect to contribute all of its shares of Issuer Common Stock to Ventures Holdco;

WHEREAS, pursuant to the Reorganization Agreement, among other things, Liberty will contribute certain assets and liabilities, including its interest in Ventures Holdco, to Splitco in exchange for a controlling interest in Splitco (the “Contribution”) and Liberty will subsequently effect the redemption of all of the issued and outstanding shares of its Series A and Series B Liberty Ventures common stock, which constitute all of the outstanding shares of Liberty’s Ventures Group, in exchange for all of the shares of capital stock of Splitco then-owned by Liberty (the “Split-Off”), with the effect that Splitco will be split-off from Liberty and Liberty will cease to have an equity interest in Splitco;

WHEREAS, the parties desire to effect the assignment by Liberty and assumption by Splitco of Liberty’s rights, benefits and obligations under the Investor Rights Agreement, including, for the avoidance of doubt, the obligations set forth in Article 2 of the Investor Rights Agreement;

WHEREAS, prior to the execution of this Agreement, the Board of Directors of the Company (the “Company Board”) (or a duly authorized committee thereof) has duly adopted the resolutions set forth on Exhibit A hereto; and

WHEREAS, capitalized terms not otherwise defined herein will have the meanings specified in the Investor Rights Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.                                      Representations and Warranties of the Company. The Company represents and warrants to each of Liberty, LI LLC, Ventures Holdco and Splitco that:

a.              The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and under the Investor Rights Agreement;

b.              the execution, delivery and performance of this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the matters contemplated hereby or by the Investor Rights Agreement;

c.               this Agreement has been duly executed and delivered by the Company, and constitutes a valid and binding obligation of the Company, and, assuming this Agreement constitutes a valid and binding obligation of Liberty, LI LLC, Ventures Holdco and Splitco, is enforceable against the Company in accordance with its terms;

d.              the execution and delivery of this Agreement by the Company, and the performance of its obligations hereunder and under the Investor Rights Agreement, do not constitute a breach or violation of, or conflict with, the Company’s organizational documents; and

e.               prior to the execution of this Agreement, the Company Board (or a duly authorized committee thereof) has duly adopted the resolutions set forth on Exhibit A hereto, which resolutions have not been amended, modified or rescinded.

2.                                      Representations and Warranties of Liberty, LI LLC and Ventures Holdco. Liberty, LI LLC and Ventures Holdco jointly and severally represent and warrant to the Company and Splitco that:

a.              Liberty is a corporation and LI LLC and Ventures Holdco each are a limited liability company, in each case, duly organized, validly existing and in good standing under the laws of the State of Delaware and have the corporate or other power and authority to enter into this Agreement and to carry out their respective obligations hereunder and under the Investor Rights Agreement;

b.              the execution, delivery and performance of this Agreement by Liberty, LI LLC and Ventures Holdco have been duly authorized by all necessary corporate or other action on the part of Liberty, LI LLC and Ventures Holdco, respectively, and no other corporate or other proceedings on the part of

Liberty, LI LLC and Ventures Holdco are necessary to authorize this Agreement or the matters contemplated hereby or by the Investor Rights Agreement;

c.               this Agreement has been duly executed and delivered by each of Liberty, LI LLC and Ventures Holdco, and constitutes a valid and binding obligation of each of Liberty, LI LLC and Ventures Holdco, and, assuming this Agreement constitutes a valid and binding obligation of the Company and Splitco, is enforceable against each of Liberty, LI LLC and Ventures Holdco in accordance with its terms;

d.              the execution and delivery of this Agreement by each of Liberty, LI LLC and Ventures Holdco, and the performance of their respective obligations hereunder and under the Investor Rights Agreement, do not constitute a breach or violation of, or conflict with, each of Liberty’s, LI LLC’s and Ventures Holdco’s organizational documents; and

e.               pursuant to the transactions contemplated by the Reorganization Agreement, Liberty may elect to Transfer Beneficial Ownership of all of its shares of Issuer Common Stock to Ventures Holdco, which, in turn, subject to the satisfaction of the conditions set forth in the Reorganization Agreement, will Transfer all of its interest in Ventures Holdco to Splitco.

3.                                      Representations and Warranties of Splitco. Splitco represents and warrants to each of Liberty, LI LLC, Ventures Holdco and the Company that:

a.              Splitco is a corporation duly organized, validly existing and in good standing under the laws of the State of Alaska and has the corporate or other power and authority to enter into this Agreement and to carry out its obligations hereunder and, following the Split-Off Effective Time (as defined in the Reorganization Agreement), under the Investor Rights Agreement;

b.              the execution, delivery and performance of this Agreement by Splitco have been duly authorized by all necessary corporate action on the part of Splitco and no other corporate proceedings on the part of Splitco are necessary to authorize this Agreement or the matters contemplated hereby or by the Investor Rights Agreement.

c.               this Agreement has been duly executed and delivered by Splitco, and constitutes a valid and binding obligation of Splitco, and, assuming this Agreement constitutes a valid and binding obligation of the Company, Liberty, LI LLC and Ventures Holdco, is enforceable against Splitco in accordance with its terms;

d.              the execution and delivery of this Agreement by Splitco, and following the Split-Off Effective Time, the performance of its obligations hereunder and under the Investor Rights Agreement, do not constitute a breach or violation of, or conflict with, Splitco’s organizational documents;

e.               as of (i) the date hereof, (ii) immediately prior to the Split-Off Effective Time and (iii) immediately after the Split-Off Effective Time, Splitco does not own any shares of Issuer Common Stock other than those that may or have been, as applicable, contributed to it by Liberty in the Contribution; and

f.                Splitco is not a Prohibited Transferee.

4.                                      Assignment and Assumption, Certain Acknowledgements and Agreements.

a.              Effective immediately prior to the Split-Off Effective Time (but subject to the consummation of the Split-Off):

i.                  Liberty assigns all of its rights, liabilities and obligations under the Investor Rights Agreement (including, for the avoidance of doubt, Sections 1.2(e) and 1.2(f) of the Investor Rights Agreement) to Splitco;

ii.               Splitco accepts such assignment of rights hereunder and assumes and agrees to perform all liabilities and obligations of Liberty under the Investor Rights Agreement (including, for the avoidance of doubt, Sections 1.2(e) and 1.2(f) of the Investor Rights Agreement) to be performed following the Split-Off Effective Time; and

iii.            Splitco is substituted for Liberty as “Investor” for all purposes under the Investor Rights Agreement and upon the Split-Off Effective Time, all references in the Investor Rights Agreement to “Investor” will be deemed to refer to Splitco.

b.                                      Liberty acknowledges that (i) it shall not be entitled to any benefits under the Investor Rights Agreement following the Split-Off Effective Time (including, for the avoidance of doubt, any continuing benefits to Liberty following the Split-Off Effective Time arising from the 203 Approval adopted prior to the execution of the Investor Rights Agreement or from Section 1.3(b) of the Investor Rights Agreement) and (ii) the Company shall not be subject to any liability to Liberty under the Investor Rights Agreement following the Split-Off Effective Time (except for any liability arising from any breach of the Investor Rights Agreement by the Company on or prior to the Split-Off Effective Time).

c.                                       The Company acknowledges that Liberty (i) will have no further obligations under the Investor Rights Agreement following the Split-Off Effective Time and (ii) will not be subject to any liability to the Company under the Investor Rights Agreement following the Split-Off Effective Time (except for any liability arising from any breach of the Investor

Rights Agreement by Liberty or relating to any actions or events occurring, in each case, on or prior to the Split-Off Effective Time).

d.                                      Splitco acknowledges and agrees that the persons serving as “Investor Directors” (as such term is used prior to the effectiveness of the assignment set forth in Section 4(a) of this Agreement) on the Company Board at the Split-Off Effective Time will continue to serve as the “Investor Directors” (as such term is used following the effectiveness of the assignment set forth in Section 4(a) of this Agreement) pursuant to Article 3 of the Investor Rights Agreement.

e.                                       Pursuant to Section 6.3 of the Investor Rights Agreement, effective upon the Split-Off Effective Time, the address for all notices, requests and other communications to Splitco and the Investor Affiliates pursuant to the Investor Rights Agreement will be:

GCI Liberty, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Attention: Chief Legal Officer

E-Mail:  Separately provided

Facsimile: Separately provided

5.                                      Miscellaneous.

(a)                                 From and after the execution and delivery of this Agreement, the Investor Rights Agreement shall be deemed to be assigned and assumed as herein provided (it being understood that no assignment, assumption or substitution hereunder shall be effective until immediately prior to the Split-Off Effective Time (and subject to the consummation of the Split-Off)), and the Investor Rights Agreement shall continue in full force and effect and is hereby ratified and confirmed.

(b)                                 The headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning, construction or interpretation of this Agreement.

(c)                                  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(d)                                 This Agreement (together with the Investor Rights Agreement, the letter agreement, dated as of February 19, 2014, entered into by Investor and Issuer and the Purchase

Agreement and the other documents delivered pursuant thereto) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, among the parties, in each case with respect to the subject matter hereof.

(e)                                  Except as expressly provided in this Agreement or the Investor Rights Agreement, neither this Agreement nor any of the rights, interests or obligations under this Agreement or the Investor Rights Agreement will be assigned, in whole or in part, by any party hereto or thereto without the prior written consent of the other parties hereto or thereto; provided, however, that following the Split-Off Effective Time, neither Liberty’s nor LI LLC’s consent will be required for such assignment. Any purported assignment without such prior written consent will be void.

(f)                                   Each party shall cooperate and take such action as may be reasonably requested by the other parties in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby; provided, however, that no party shall be obligated to take any actions or omit to take any actions that would be inconsistent with applicable Law.

(g)                                  This Agreement will be binding upon and inure solely to the benefit of each party and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(h)                                 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The parties hereby irrevocably and unconditionally submit to the sole and exclusive jurisdiction of the Delaware Courts in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Courts, or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Courts.  The parties hereby consent to and grant the Delaware Courts jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.3 of the Investor Rights Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY

ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(h).

(i)                                     This Agreement may be executed via facsimile or .pdf and in two (2) or more counterparts, and by the different parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

(j)                                    The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which they are entitled at Law or in equity and it is agreed by the parties that the remedy at Law, including monetary damages, for breach of any such provision will be inadequate compensation for any loss and that any defense or objection in any action for specific performance or injunctive relief for which a remedy at Law would be adequate is waived.

(k)                                 This Agreement may not be amended except by an instrument in writing signed by each of the parties; provided, however, that following the Split-Off Effective Time, neither Liberty’s nor LI LLC’s execution of such amendment will be required for the effectiveness thereof, except to the extent such amendment would have, or would reasonably be expected to have, an adverse effect upon the rights or obligations of Liberty or LI LLC under this Agreement.

(l)                                     At any time, any party may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other parties with any of the agreements or conditions contained herein.  Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party making such waiver, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or for any other period not specifically provided in the waiver.

(m)                             In the event that Liberty determines not to include the shares of Issuer Common Stock as part of the Contributed Assets (as defined in the Reorganization Agreement)

and as a result the shares of Issuer Common Stock remain Beneficially Owned by Liberty following the Split-Off Effective Time (a “Stock Retention”), Liberty shall promptly inform the Company in writing of such determination prior to the occurrence of the Contribution. In the event that the Outside Date (as such term is defined in the Reorganization Agreement) is extended past April 4, 2018, whether by waiver, by the operation of the terms of the Reorganization Agreement, by amendment by the Reorganization Agreement or otherwise, Liberty shall promptly inform the Company in writing thereof.

(n)                                 This Agreement will terminate, and the assignment, acknowledgments and agreements set forth herein will be void and of no effect, (i) upon the termination of the Reorganization Agreement if such agreement is validly terminated in accordance with its terms prior to the Split-Off Effective Time, (ii) in the event that the Split-Off Effective Time has not occurred prior to the Outside Date (as defined in, and subject to the possible extensions provided for in, Section 7.1(b)(i) of the Reorganization Agreement as in effect as of the date hereof), or (iii) in the event of a Stock Retention, upon the earlier of (A) the delivery of the written notice referred to in Section 5(m) and (B) immediately prior to the effectiveness of the assignments and assumptions referred to in Section 4(a).  In the event of any such termination, the parties acknowledge that the Investor Rights Agreement, as in effect immediately prior to the execution of this Agreement, will continue to govern the relationship of the parties in accordance with its terms.

(o)                                 The term “Reorganization Agreement” means that certain Agreement and Plan of Reorganization, dated as of April 4, 2017, by and among Liberty, LI LLC and Splitco, as amended by Amendment No. 1 to Reorganization Agreement, dated as of July 19, 2017, and as such agreement may be amended or modified in accordance with the terms thereof; provided, however, that no such amendment or modification which extends the Outside Date (as defined in the Reorganization Agreement), other than as provided in the Reorganization Agreement as of the date hereof, will be effective for purposes of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LIBERTY INTERACTIVE CORPORATION

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

LIBERTY INTERACTIVE LLC

By: Liberty Interactive Corporation, its sole member and manager

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy General Counsel and Assistant Secretary

VENTURES HOLDCO, LLC

By: Liberty Interactive LLC, its sole member and manager

By: Liberty Interactive Corporation, its sole member and manager

By:	/s/ Craig Troyer
	Name:	Craig Troyer
	Title:	Senior Vice President, Deputy
General Counsel and Assistant Secretary

[Signature Page to Assignment and Assumption Agreement]

GENERAL COMMUNICATION, INC.

By:	/s/ Peter Pounds
	Name:	Peter Pounds
	Title:	Senior Vice President and Chief Financial Officer

FTD COMPANIES, INC.

By:	/s/ Scott Levin
	Name:	Scott Levin
	Title:	Executive Vice President and General Counsel

[Signature Page to Assignment and Assumption Agreement]